Exhibit 99.1
Officeware Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Director and Stockholders
Officeware Corporation
We have audited the accompanying balance sheets of Officeware Corporation (the “Officeware”) as of March 31, 2010 and March 31, 2009, and the related statements of operations, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of Officeware’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Officeware as of March 31, 2010 and March 31, 2009, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
/s/ Hein & Associates LLP
Hein & Associates LLP
Dallas, TX
June 18, 2010

Officeware Corporation
Balance Sheets

	As of	As of
	March 31,	March 31,
	2010	2009

Assets

Current assets:
Cash and cash equivalents	$1,243,806	$861,982
Accounts receivable, net	399,528	251,238
Prepaid expenses and other current assets	32,199	130,608
Income tax receivable	21,767	72,935
Deferred tax asset	25,177	63,619

Total current assets	1,722,477	1,380,382

Fixed assets, net	486,545	616,323
Notes receivable due from officers	—	63,844
Other assets	13,130	15,152

Total Assets	$2,222,152	$2,075,701

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$34,346	$18,460
Accrued liabilities	92,295	109,482
Deferred revenue	625,957	657,661
Current portion of capital lease obligations	57,569	38,251

Total current liabilities	810,167	823,854

Capital lease obligations	45,637	58,240

Total liabilities	855,804	882,094

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $1.00 par value, 100,000 shares authorized and 1,141 shares issued and outstanding at March 31, 2010 and March 31, 2009	1,141	1,141
Additional paid-in capital	519,531	519,531
Retained earnings	845,676	672,935

Total stockholders’ equity	1,366,348	1,193,607

Total Liabilities and Stockholders’ Equity	$2,222,152	$2,075,701

See accompanying notes to financial statements.

Officeware Corporation
Statements of Operations

	For the Fiscal Year Ended March 31,
	2010	2009

Revenues	$3,087,515	$2,401,882
Cost of revenues	659,641	564,855

Gross margin	2,427,874	1,837,027

Expenses:
Research and development	836,316	595,045
Sales and marketing	637,387	569,890
General and administrative	742,771	664,305

Total expenses	2,216,474	1,829,240

Net operating income	211,400	7,787

Other income (expense):
Other income	88	5,575
Interest income	7,500	12,961
Interest expense	(7,805)	(6,251)

Income before tax	211,183	20,072
Income tax (expense) benefit	(38,442)	3,399

Net income	$172,741	$23,471

See accompanying notes to financial statements.

Officeware Corporation
Statement of Changes in Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balance, March 31, 2008	1,141	$1,141	$519,531	$649,464	$1,170,136

Net income	—	—	—	23,471	23,471

Balance, March 31, 2009	1,141	1,141	519,531	672,935	1,193,607

Net income	—	—	—	172,741	172,741

Balance, March 31, 2010	1,141	$1,141	$519,531	$845,676	$1,366,348

See accompanying notes to financial statements.

Officeware Corporation
Statements of Cash Flow

	For the Fiscal Year Ended March 31,
	2010	2009

Cash flows from operating activities
Net income	$172,741	$23,471
Depreciation	226,065	215,733
Deferred tax expense (benefit)	38,442	(19,145)
Reserve of notes receivable from officers	77,810	—
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(148,290)	(90,275)
Prepaid expenses and other current assets	431	6,127
Accounts payable	15,886	19,878
Accrued liabilities	(17,187)	44,358
Income tax receivable	51,168	15,165
Deferred revenue	(31,704)	137,862

Net cash provided by operating activities	385,362	353,174

Cash flows from investing activities
Proceeds from redemption of short term investment	100,000	—
Purchase of short term investment	—	(100,000)
Purchase of fixed assets	(43,565)	(49,659)
Issuance of notes receivable from officers	(13,966)	(50,677)

Net cash provided by (used in) investing activities	42,469	(200,336)

Cash flows from financing activities
Payments made on capital leases	(46,007)	(31,406)

Net cash used in financing activities	(46,007)	(31,406)

Net increase in cash	381,824	121,432
Cash and cash equivalents, beginning of the period	861,982	740,550

Cash and cash equivalents, end of the period	$1,243,806	$861,982

Supplemental disclosures:
Interest paid	$7,805	$6,251
Income taxes paid	$18,800	$66,881

Supplemental disclosure of noncash transactions:
Capital lease obligations incurred for use of equipment	$52,722	$106,924
See accompanying notes to financial statements.

OFFICEWARE CORPORATION
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business: Officeware Corporation, (or “Officeware”), was organized as a corporation on April 23, 1996, under the laws of the State of Texas, though a predecessor company was organized on October 12, 1995 in Delaware. Officeware provides online back-up, file storage and other web-based services for individuals, businesses and governmental organizations. Officeware offers three primary services. First, Officeware operates the website FilesAnywhere.com, primarily designed for individuals and small businesses to allow them to establish a self-service account, enabling them to, among other things, store files on Officeware servers, share and collaborate on documents with other people online, and backup their computers to FilesAnywhere cloud storage. Second, for larger business users, Officeware offers three customized products, called the FilesAnywhere Private Site, Dedicated Server, and Enterprise Server. These corporate offerings are designed to meet the specific requirements of each business customer or organization. The Private Site, Dedicated Server, and Enterprise Server products provide flexible cloud storage and unlimited scalability for users, groups and internet applications, along with client-specific branding and web interfaces, customer data interfaces, and tailored security for mixed corporate environments. Third, Officeware also provides specialized information technology services related to the development of web based databases and data storage on a contract basis for clients.
Officeware’s operations are primarily based in Dallas, Texas with one employee and consultants performing research and development in India. The cost of the India operations was $387,157 and $123,078 in fiscal year 2010 and 2009, respectively.
On April 1, 2010, Immediatek, Inc., (or “Immediatek”), Officeware, Timothy Rice, Chetan Jaitly, Radical Holdings LP, Radical Investments LP, Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart, Martin Woodall and Officeware Acquisition Corporation, (or “Merger Sub”), entered into an Amendment to that certain Stock Exchange Agreement dated December 16, 2009, (as so amended, the “Merger Agreement”). Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Immediatek, merged with and into Officeware on April 1, 2010. As a result of such merger, Immediatek became the sole shareholder of Officeware and Officeware shareholders received 12,264,256 shares of Immediatek common stock in exchange for all of the outstanding shares of common stock of Officeware.
Basis of Presentation: The accompanying financial statements of Officeware have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Officeware follows the Financial Accounting Standard Board’s Accounting Standards Codification (the “Codification” or “ASC”). The Codification is the single source of authoritative accounting principles applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The Codification does not change current GAAP, but is intended to simplify user access to GAAP by providing all the authoritative literature related to a particular topic in one place. As of the effective date, all existing accounting standard documents were superseded. Accordingly, this report references the Codification as the sole source of authoritative literature.
Management Estimates and Significant Risks and Uncertainties: The preparation of the financial statements, in conformity with GAAP, requires management of Officeware to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during such reporting periods. Actual results could differ from these estimates. Significant assumptions are required in the calculation of the allowance for doubtful accounts receivable and deferred tax assets. It is reasonably possible these estimates could be revised in the near term and the revisions could be material.

Cash and Cash Equivalents: Officeware classifies all highly liquid investments with initial maturities of three months or less at the time of purchase as cash equivalents. At times, cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit.
Fair Value of Financial Instruments: Unless otherwise disclosed, the fair values of financial instruments approximate their carrying amount due primarily to their short-term nature.
Accounts Receivable, Net: Accounts receivable, net are recorded at the invoice amount and do not bear interest. Officeware maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. At March 31, 2010 and 2009, accounts receivable are net of the allowance of $42,322 and $31,053, respectively. In establishing the allowance, Officeware management considers historical losses experienced by Officeware, as well as, trends, current receivables aging, and existing industry and national economic data. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Bad debt expense was $21,298 and $11,269 for the years ended March 31, 2010 and 2009, respectively. Officeware does not have any off-balance sheet credit exposure related to its customers.
Concentration of Credit Risk: Financial instruments which could potentially expose Officeware to concentration of credit risk, consist primarily of receivables. Officeware’s revenue and receivables are comprised principally of amounts due from customers throughout the United States. During fiscal 2010, sales to one customer amounted to 11% of total sales and receivables related to that customer accounted for 47% of total receivables at March 31, 2010. One other customer accounted for approximately 16% of total receivables at March 31, 2010. No customer accounted for 10% or more of total sales in fiscal 2009 and Officeware had two customers with approximately 31% of total receivables at March 31, 2009. Management of Officeware believes that the loss of any of these significant customers could cause a material impact to the Company’s results of operations and financial position
Officeware had three significant vendors that accounted for 40% of total disbursements during fiscal 2010 and one vendor that accounted for 14% of total disbursements during fiscal year 2009. Management of Officeware believes that the loss of any of these vendors would not cause a material impact to the Company’s results of operations and financial position.
Fixed Assets: Fixed assets are stated at cost and depreciated using the straight-line method over the estimated lives of the assets. Repair and maintenance expenditures are charged to expense as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the costs and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in operations.
Long-lived Assets: Officeware reviews its long-lived assets periodically to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized. These evaluations include comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, Officeware would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets.
Revenue Recognition and Deferred Revenue: Officeware’s revenues are derived primarily from the service of data compilation, storage and related consulting. Revenues billed in advance are deferred and recognized as the service is provided. Revenues are presented net of sales taxes collected from customers.
Research and Development: Research and development costs related to present and future products and services are charged to operations in the period incurred. In accordance with authoritative guidance for the costs of computer software to be sold, leased or otherwise marketed, certain software development costs are capitalized after technological feasibility has been established. Officeware has not capitalized any software development costs in fiscal years 2010 and 2009. As new technology is produced and related services are delivered the proceeds will be recognized as revenue.

Advertising Costs: Officeware expenses advertising costs as incurred in the financial statements. Advertising costs are included in sales and marketing expenses and were $421,230 and $301,070 in fiscal year 2010 and 2009 respectively.
Income Taxes: Officeware follows ASC Topic 740, Income Taxes, for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is provided to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.
Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.
Officeware follows ASC Topic 740, Income Taxes related to uncertain tax positions. This guidance prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. Officeware does not have any uncertain tax positions as of March 31, 2010 and 2009. No interest or penalties have been accrued or recorded.
Recent Accounting Pronouncements:
During the second quarter of 2009, we adopted new accounting guidance related to subsequent events as issued by the Financial Accounting Standards Board, (or “FASB”). The new requirement establishes the accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of subsequent events through the date the financial statements are issued. The adoption of this accounting guidance did not have a material impact on our financial statements.
In September 2009, the FASB issued new accounting guidance related to the revenue recognition of multiple element arrangements. The new guidance states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price of separate deliverables and allocate arrangement consideration using the relative selling price method. The accounting guidance will be applied prospectively and will become effective during the first quarter of 2011. Early adoption is allowed. We will adopt this guidance when required and we do not expect this accounting guidance to materially impact our financial statements.
In September 2009, the FASB issued new accounting guidance related to certain revenue arrangements that include software elements. The new guidance is to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. If a vendor elects earlier application and the first reporting period of adoption is not the first reporting period in the vendor’s fiscal year, the guidance must be applied through retrospective application from the beginning of the vendor’s fiscal year and the vendor must disclose the effect of the change to those previously reported periods. We will adopt this guidance when required and we do not expect this accounting guidance to materially impact our financial statements.

NOTE 2 — FIXED ASSETS
The following table summarizes the fixed assets of Officeware at March 31, 2010 and 2009:

	2010	2009

Computer equipment	$1,338,323	$1,245,466
Software	49,848	46,418
Furniture and fixtures	41,142	41,142
Leasehold improvements	6,422	6,422
Vehicles	64,196	64,196

	1,499,931	1,403,644
Less accumulated depreciation	(1,013,386)	(787,321)

Fixed assets, net	$486,545	$616,323

Fixed assets are depreciated over their estimated useful lives as follows:

Estimated
Useful Lives
Computer equipment	5 years
Software	3 years
Furniture and fixtures	7 years
Leasehold improvements	6 years
Depreciation expense related to fixed assets totaled $226,065 and $215,733 for the years ended March 31, 2010 and 2009, respectively.
NOTE 3 — NOTES RECEIVABLE DUE FROM OFFICERS
Notes receivable due from officers accrued interest at the rate of 2.9% per year. Interest income includes $1,962 and $1,438 for the fiscal year ending March 31, 2010 and 2009, respectively, related to these notes. The note receivable balances include accrued interest of $3,400 at March 31, 2010 and $1,438 at March 31, 2009. The notes, including accrued interest, were reserved during the year ended March 31, 2010.

NOTE 4 — INCOME TAXES
The provision for income taxes consists of the following components for the years ended March 31:

	2010	2009
Income tax expense at federal statutory rate	$(71,802)	$(6,825)
Permanent differences:
Meals and entertainment	—	(482)
Lease inclusion	(1,321)	(2,640)
Research and development	20,624	17,005

	19,303	13,883

State tax	2,675	2,320
Difference in tax rates	11,750	2,530
Other	(368)	(8,509)

Income tax (expense) benefit	$(38,442)	$3,399

The components of deferred tax assets as of March 31 are as follows:

	2010	2009
Differences in depreciation	$(108,501)	$(125,172)
Accounts receivable	(140,555)	(86,145)
Deferred revenue	214,932	223,605
Accrued liabilities	21,959	26,029
Research and development	22,156	15,006
Other	15,186	10,296

Deferred tax asset, net	$25,177	$63,619

NOTE 5 — RELATED PARTY TRANSACTIONS
Stock Exchange Agreement. On December 16, 2009, Immediatek, Officeware, Timothy Rice, Chetan Jaitly, Radical Holdings LP, and Radical Investments LP entered into a Stock Exchange Agreement. Subject to the conditions of the Stock Exchange Agreement, Immediatek issued 12,264,256 shares of Immediatek common stock for all of the outstanding shares of common stock of Officeware on April 1, 2010. Prior to the consummation of the transaction Radical investments LP was a shareholder of Officeware. Radical Holdings LP and Radical Investments LP are each indirectly owned by Mark Cuban and are therefore affiliates of each other. At the closing of this transaction, Officeware became a wholly-owned subsidiary of Immediatek.

NOTE 6 — COMMITMENTS AND CONTINGENCIES
Operating Leases: Officeware leases office space and a vehicle under operating leases. The operating leases expire at various times during fiscal year 2012. Certain office space leases also contain increases in the lease rate based on rates specified in the lease agreements. Officeware accounts for escalating rents on a straight-line basis over the life of the lease. Certain of the operating leases contain fair value purchase options and provisions for payments by Officeware of taxes, insurance and maintenance. The following amounts were expensed related to these operating leases:

	2010	2009
Facility rent expense	$54,390	$54,390
Automobile expense	23,747	27,611
The future minimum lease payments under these leases as of March 31, 2010 are as follows:

Fiscal year ending March 31:
2011	$71,503
2012	14,266

Total	$85,769

Capital Leases: Assets under capital leases amounted to approximately $177,128 and $124,406 at the end of fiscal year 2010 and 2009, respectively. Such assets are classified within fixed assets in the balance sheets. Capital lease obligations totaled $103,206 as of March 31, 2010 with various interest rates ranging from 6% to 14%. As of March 31, 2010, the aggregate future minimum lease payments, including imputed interest, under non-cancelable capital leases with remaining terms of greater than one year are as follows:

Year ending March 31,
2011	$63,821
2012	34,557
2013	14,793

Total future minimum lease payments	113,171
Less: amount representing interest	(9,965)

Present value of minimum lease payments	103,206
Less: Current portion	(57,569)

Total long-term portion	$45,637

NOTE 7 — SUBSEQUENT EVENTS
On April 1, 2010, Immediatek, Officeware, Timothy Rice, Chetan Jaitly, Radical Holdings LP, Radical Investments LP, Darin Divinia, Dawn Divinia, Robert Hart, Kimberly Hart, Martin Woodall and Merger Sub, entered into an Amendment to that certain Stock Exchange Agreement dated December 16, 2009, (as so amended, the “Merger Agreement”). Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Immediatek, merged with and into Officeware on April 1, 2010. As a result of such merger, Immediatek became the sole shareholder of Officeware and Officeware shareholders received 12,264,256 shares of Immediatek common stock in exchange for all of the outstanding shares of common stock of Officeware.
As of April 1, 2010, Officeware has employment agreements with certain executives in the normal course of business which provide for compensation and certain other benefits. These agreements also provide for severance payments under certain circumstances.